Exhibit 23

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement of First Shares Bancorp, Inc. on Form S-8 of our report dated January 23, 2003 on the consolidated financial statements of First Shares Bancorp, Inc. as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002 included in the Annual Report on Form 10-KSB.

Crowe, Chizek and Company LLP

March 28, 2003
Indianapolis, Indiana